Exhibit 10.1

LIMITED TECHNOLOGY LICENSE AGREEMENT

This Limited Technology License Agreement (“Agreement”) is made and entered into this 9th day of July, 2007 (the “Effective Date”), by and between Trillennium Medical Imaging, Inc. (“Licensor”), a Nevada corporation, whose principal office is located at 6911 Pilliod Road, Holland, Ohio 43528, and Maclath Ltda. (“Licensee”), a Costa Rica corporation, whose principal office is located Edificio Colon, Paseo Colon, Piso 8, Oficina 8-4, San José, Costa Rica. Licensor and Licensee are sometimes referred to individually as a “Party” or collectively as the “the Parties.”

RECITALS

WHEREAS, Licensor purchases, licenses, sells and distributes the thermal imaging cameras identified on Schedule A annexed hereto, as the same may be amended from time to time during the Term and Renewal Term, if applicable, of this Agreement (the “Trillennium Products”) as integrated components of one or more systems (each a “System”) consisting of the Trillennium Products, Trillennium Product Software (as such term is hereinafter defined), and other parts and components manufactured or procured by Licensor (the “System Components”) (all of which are collectively referred to hereinafter as the “Trillennium System”);

WHEREAS, Licensee desires to purchase, distribute, promote, license and/or sell the Trillennium System worldwide, in non- embargoed countries exclusive of North America, United Arab Emirates, Saudi Arabia, Jordan, Kuwait, Iran, Syria, Lebanon, Egypt, Iraq, Yemen, Bahrain, Qatar, Oman (the “Territories”) for usage or application within all medical and veterinary fields (the “Fields of Use”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Licensor and Licensee agree as follow:

TERMS OF AGREEMENT

1. APPOINTMENT-EXCLUSIVE LICENSE. For and in consideration of the payments and deliveries as set forth in Schedule C hereto, Licensor hereby appoints Licensee to be the exclusive Licensee of Trillennium Products and Trillennium Systems to persons and entities located within the Territories who are engaged in business within the Fields of Use (the “End Users”). Licensor agrees that in addition to the thermal imaging cameras identified on Schedule A annexed hereto, Licensor shall make available to Licensee all such new or additional products as shall be marketed by Licensor from time to time during the Term or any Renewal Term hereof on a best market price or best market rate basis.

2. TERRITORIAL LIMITATIONS. Licensee will not market, sell, or distribute Trillennium Systems or any components thereof, separately or as a component of any other system, outside the Territories, or to any business or person other than End Users. This prohibition includes sales, marketing and distribution activities via any sale, marketing or distribution channel, including the Internet, provided, however, that the ability of persons outside of the Territories to view any of the web pages of Licensee’s website shall not be deemed to be a violation of this section as long as Licensee does not sell or distribute Trillennium Systems or any components thereof to such persons.

3. TERM. Unless sooner terminated as provided herein, this Agreement shall commence on the Effective Date and continue for a term of twenty-five years (the “Term”).

4. OPTION TO RENEW. In the event that (a) Licensee shall give notice of its election to renew this Agreement not later than one-hundred eighty (180) days prior to the expiration of the Term; and (b) on the date when such notice shall be given, Licensee shall have satisfied the Minimum Renewal Purchase Obligation specified in Section 7.2 hereof, this Agreement shall be extended for an additional term of twenty-five years commencing on the twenty-fifth anniversary of the Effective Date (the “Renewal Term”).

5. LICENSEE’S GENERAL OBLIGATIONS

5.1. Exclusive Dealings with Licensor. During the Term of this Agreement and the Renewal Term, if applicable, and provided Licensor shall have fulfilled Licensee’s purchase orders in a timely and commercially reasonable manner in accord with the terms and conditions of this Agreement, Licensee shall not purchase, lease, license or otherwise acquire, from any person or entity other than Licensor, thermal imaging cameras or related software for use in the Territories by End Users in any of the Fields of Use. In the event that Licensee violates the exclusivity obligation set forth in this Section, it may continue to purchase Trillennium Systems or components thereof on a non-exclusive basis from Licensor, but Licensor shall be entitled to sell Trillennium Systems, or any component thereof, directly to, or authorize other licensees or sales representatives to sell Trillennium Systems and/or any components thereof to End Users located within the Territories for use within the Field of Use.

5.2. Best Efforts/Training. Licensee agrees to use its best efforts to sublicense and/or sell the Trillennium Products and/or Systems in a manner that preserves the existing goodwill and promotes the good image of the Trillennium System and Licensor within the Territories. Licensor agrees that it shall make its agents or employees available to Licensee for marketing and equipment use and training purposes or for such other and further purposes as Licensee shall reasonably request from time to time during the Term or any Renewal Term hereof. Licensee agrees that it shall be solely responsible for the payment of all costs and expenses associated with Licensor so providing it agents, employees and/or equipment as requested by Licensee.

5.3. End User Inquiries. Licensee will respond promptly to all inquiries from End Users, including complaints and requests for additional features or performance enhancements, and bug fixes and to advise Licensor promptly of all such inquiries to the extent they relate to a Trillennium Product. Licensor agrees to respond to all inquiries from End Users, including complaints and requests for additional features or performance enhancements, and bug fixes relating to its Products or Systems in a commercially reasonable manner.

5.4. Licenses, Authorizations, Etc. Except as otherwise provided in Section 5.6 hereof with respect to export licenses, Licensee will obtain all necessary licenses, authorizations and approvals from all governmental authorities having jurisdiction over Licensee and any Systems incorporating a Trillennium Product, including but not limited to regulatory authorities similar the United States Food and Drug Administration located throughout the Territories, for the sale and distribution of the Trillennium Systems within the Fields of Use.

5.5. Import Documentation. In the event that any governmental authority within the Territories requires Licensor or Licensee to obtain any import license, permit or other documentary authorization in order for Licensor to be able to ship Trillennium Products and/or Trillennium’s Systems into such jurisdiction, Licensor’s shipment thereof shall be conditioned upon its receipt of evidence satisfactory to Licensor of compliance by Licensee or Licensee’s End User with such requirements.

5.6. Export Regulations. Licensee shall provide to Licensor on a timely basis all information and documentation requested by Licensor in order to permit Licensor to obtain such licenses, permits or other documentary authorizations as may be required for the exportation or re-exportation of Trillennium Products and/or Trillennium Systems to Licensee or Licensee’s End Users. Licensor shall, from time to time and upon request of Licensee, promptly provide Licensee with all such licenses, permits or other documentary authorizations or copies thereof as may be required for the exportation or re-exportation of Trillennium Products and/or Trillennium Systems to Licensee’s End Users in the Territories. Licensor shall timely notify Licensee in writing of any restrictions and/or other reporting requirements relating to the sale of Trillennium Products or Trillennium Systems in the Territories

5.7. No Re-Exportation. Licensee shall not, either directly or indirectly, re-export any Trillennium Products or any Trillennium Systems from the Territories to any destination to which such re-export is not permitted under a general license established under the United States Export Administration Regulations unless and until Licensor shall have applied for and obtained, at the request and expense of Licensee, an individual validated license from the Office of Export Administration of the United States Department of Commerce for such re-export. Licensor shall notify Licensee in writing, and update such notifications on a timely basis, of any such restrictions of the kind referred to in this paragraph.

5.8. Lead Follow-Up. Licensee will investigate diligently all leads with respect to potential End Users referred to it by any source, including Licensor.

5.9. Adequate Staffing. Licensee will maintain, or make provisions for, an adequate staff of trained and qualified sales and support personnel dedicated on a full-time basis to the sale and support of Trillennium Systems.

5.10. Royalties. Licensee agrees to pay Licensor ongoing payments (each a “Royalty”) of  * of gross revenues received by Licensee from the sale, lease or sublicensing of the Territory or part of the Territory, any Trillennium Products, Trillennium Systems or any components thereof. Said Royalties are due and payable to Licensor’s order within fifteen (15) days after the end of the calendar month in which any such revenue is received. Any amounts not paid with in the time due shall bear interest at the rate of one and one-half percent (1.5%) per month until said amount(s) are paid in full. Licensor shall have the right to audit Licensee’s books and records in accord with U. S. generally accepted accounting principals at such times and at such places as Licensor shall from time to time deem appropriate. Licensee shall cooperate with Licensor and Licensor’s representatives in all such audit requests.

6. LICENSEE’S REPRESENTATIONS, WARRANTIES, AND COVENANTS. Licensee represents, warrants, covenants, and agrees, as follows:

6.1. Licensee’s Trademarks. Licensee is and shall be during the Term and any Renewal Term of this Agreement the sole owner of any trademarks adapted by Licensee (the “Licensee Marks”) free and clear of all liens, claims and encumbrances, other than liens arising from the assignment thereof as collateral security to one or more lenders or providers of credit to Licensee. The application of Licensee Marks, and any other trademark or trade name designated by Licensee for inclusion on any of the Trillennium Products, the Trillennium System or any component thereof, the sale of such Trillennium Products, the Trillennium System or any component thereof by Licensor to Licensee and the sale, lease, sublicensing or other disposition of such Trillennium Products by Licensee shall not violate the trademark or other intellectual property rights of any third party.

6.2. Adherence to Laws. Licensee will at all times perform its obligations under this Agreement in strict accordance with all applicable laws and regulations in the Territories and the highest commercial standards. Licensee will also comply with the U.S. Foreign Corrupt Practices Act and all United States export control laws, rules and regulations.

6.3. Service and Support. Licensee shall service all Trillennium Products and Trillennium Systems sold, leased, sublicensed or otherwise disposed of in the Territories, and shall provide customer support to the End Users thereof.

6.4. Marketing and Promotion. Licensee shall use its best efforts to market and promote the Trillennium Products in the Territories;

6.5. Corporate Authority, Etc. Licensee is a corporation duly organized and validly existing under the laws of the Republic of Costa Rica. It has all requisite power and authority to carry on the business it now conducts or intends to conduct during the Term of this Agreement and the Renewal Term, if applicable, in the Territories. The execution and performance of this Agreement has been authorized and approved by Licensee’s Board of Directors and constitutes a valid and binding agreement.

7. LICENSEE’S PURCHASE OBLIGATIONS.

7.1. Minimum Purchase Obligations to Maintain Exclusivity of License. Licensee shall be obligated to purchase and pay for not less than fifty (50) Trillennium Systems during the one (1) year period commencing on the Effective Date, and each succeeding one (1) year period during the Term and the Renewal Term, if applicable. In the event that Licensee fails to comply with such obligation, it may continue to purchase Trillennium Products, Trillennium Systems or any components thereof pursuant to this Agreement on a non-exclusive basis, but Licensor shall also be entitled to sell Trillennium Products, Trillennium Systems or any components thereof directly to, or authorize other licensees or sales representatives to sell Trillennium Products, Trillennium Systems or any component thereof to End Users located within the Territories.

7.2. Minimum Purchase Obligations to Qualify for Renewal of Term. Licensee shall not be entitled to exercise the renewal option specified in Article 4 of this Agreement unless, during the period of the Term which shall end on the last date upon which notice of Licensee’s election to renew this Agreement may be given to Licensor, Licensee shall have purchased and paid for not less than One Thousand Two Hundred Fifty (1,250) Trillennium Systems (the “Minimum Renewal Purchase Obligation”).

8. PRICES. The prices to be paid by Licensee from time to time for Trillennium Products, Trillennium Systems or any components thereof will be equal to the list prices then published by the Trillennium Product manufacturer(s) minus seven and one-half percent (7.5%), plus all applicable taxes, fees, duties, or other charges imposed by any government. Licensee shall be responsible for all shipping and documentary costs relating to shipment of Trillennium Products, Trillennium Systems or any components thereof to Licensee’s designated point of destination. All such deliveries shall be made F.O.B. at Licensor’s point of distribution in either Oakland, New Jersey or Holland, Ohio, or such other point of distribution as Licensor shall designate to Licensee in writing from time to time during the Term or any Renewal Term. All prices are in United States Dollars and all quantities are in United States measures.

9. SALE OF PRODUCTS.

9.1. Purchase Orders. Each order for Trillennium Products, Trillennium Systems or any components thereof (“Purchase Order”) will be in writing and addressed to Licensor. No Purchase Order will be effective until accepted by Licensor in writing. No Purchase Order will alter the legal terms of this Agreement.

9.2. Private Labeling of Trillennium Products. All Trillennium Products purchased pursuant to this Agreement shall bear Licensee’s trademarks and/or trade names, as specified in the applicable Purchase Order unless otherwise agreed to in a writing signed by the Parties.

9.3. Terms of Purchase. Licensee shall make all payments in immediately available funds to Licensor’s order on or before the date of shipment of any Trillennium Product, Trillennium System or any component thereof. Licensor reserves the right, in its sole discretion, to delay shipping additional Trillennium Products or Trillennium Systems or any component thereof in the event the aggregate of all past due amounts exceeds $50,000 until such time as such aggregate past due amount, together with any accrued but unpaid interest thereon shall be paid in full.

9.4. Resale/License of Trillennium Products. Licensee may resell, lease or license the use of the Trillennium Products, the Trillennium Systems or any components thereof which it shall purchase or obtain by license pursuant to this Agreement, either separately or as a component of a System, at such prices as Licensee in its sole discretion shall from time to time determine, provided that any Trillennium Products, Trillennium Systems or any components thereof which Licensee obtains by license from Licensor may only be distributed by sub-license in a form and content approved by Licensor in writing.

9.5. Acceptance of Trillennium Products, Trillennium Systems or any components thereof. In the event of any shortage, damage or discrepancy in or to a shipment of Trillennium Products, Trillennium Systems or any components thereof, Licensee shall promptly report the same to Licensor and furnish such written evidence or other documentation as Licensor may deem appropriate. Licensor shall not be liable for any such shortage, damage or discrepancy unless Licensor has received notice and substantiating evidence thereof from Licensee within forty-five (45) days after delivery. If the substantiating evidence delivered by Licensee shall demonstrate to Licensor’s satisfaction that Licensor is responsible for such shortage, damage or discrepancy, Licensor shall promptly deliver additional or substitute Trillennium Products, Trillennium Systems or any components thereof to Licensee in accordance with the delivery procedures set forth herein, but in no event shall Licensor be liable for any additional costs, expenses or damages incurred by Licensee directly or indirectly as a result of such shortage, damage or discrepancy in or to a shipment.

9.6. Licensor’s Failure to Supply Trillennium Products. In the event that Licensee submits a Purchase Order and satisfies all of the payment and export informational requirements imposed upon Licensee pursuant to this Agreement with respect thereto, but Licensor fails to accept the Purchase Order or ship the ordered Trillennium Products, Trillennium Systems or any components thereof for any reason other than those set forth in this Agreement which would permit Licensor to reject the Purchase Order or fail to fulfill the order, then solely for the purpose of determining whether Licensee shall have complied with the purchase obligations imposed upon it pursuant to Section 7.1 and/or 7.2 hereof, the Trillennium Products identified in such Purchase Order shall be deemed to have been purchased and paid for.

9.7. Product Changes. Licensor shall not make changes that materially affect or alter the product specifications for any product to be marketed by Licensee hereunder without the written concurrence of Licensee.

9.8. Risk of Loss. Risk of loss for Trillennium Products, Trillennium Systems or any components thereof shipped by Licensor to Licensee or to Licensee’s designated End User shall pass to Licensee upon departure from Licensor’s first point of shipment.

10. PRODUCT SOFTWARE.

10.1. Pre-Existing Trillennium Product Software. Licensor previously created software for use as an integrated component of its Trillennium System which it has engineered pursuant to its own specifications and which Licensee acknowledges and agrees is exclusively owned by Licensor. Such Trillennium Product Software is commonly known as the “TMI Med Image 5.0 Product Software.” All such software and all such software as has been developed and/or is incorporated into use with the Trillennium Products or Trillennium Systems or shall hereafter be developed and/or incorporated into use with the Trillennium Products and/or Trillennium Systems, including but not limited to all design characteristics and/or source code relating thereto, is Trillennium Product Software, exclusively owned and controlled by Licensor.

10.2. Future Software Engineering Services. In the event that Licensee asks Licensor to create additional software during the Term or the Renewal Term, if applicable, Licensor shall do so, and Licensee shall pay therefore, pursuant to the terms of a separate agreement to be entered into by the Parties with respect thereto. Any such additional software created by Licensor shall be deemed to be Trillennium Product Software for all purposes of this Agreement. Licensee agrees it shall not directly or indirectly participate in the creation of any software, design characteristics and/or source code directly or indirectly competing with Trillennium’s Product Software. Licensor further agrees that any software enhancements, improvements, upgrades or modifications as well as any new software developed and made available for use in Trillennium Systems shall promptly be made available to Licensee on a best market price or best market rate basis.

10.3. Proprietary Rights in Product Software. Licensee shall not without the prior written consent of Licensor disclose (a) any design characteristics or implementation detail of the Product Software or (b) any of the source code or the Trillennium Product Software. Licensee shall not in any manner, directly or indirectly, participate in the distribution, sale, transfer, or use of any Trillennium Product Software or unlicensed derivations thereof, with or without incorporation into or with any Trillennium Product or System, without Licensor’s express written consent, which consent Licensor shall not be required to grant and if Licensor decides, in its sole discretion, to grant the same, it may do so on such terms and conditions as it shall determine in the exercise of its sole discretion.

10.4. Cooperative End User Software Support. Licensor and Licensee shall use commercially reasonable efforts to reach an agreement with respect to providing maintenance and other customer support service to End Users of Licensee within the Territories. There shall be a separate service and support agreement that describes the service, recalibration and support obligations of each Party.

10.5. Public Information. Licensee agrees that the existence of a copyright notice or patent application shall not cause or be construed as causing any Trillennium Product Software to be deemed published or in the public domain or as evidencing Licensor’s intent to waive any rights under law with respect to the protection of Trillennium Product Software.

10.6. Legal Action. At either Party’s request, the other Party will cooperate fully with the requesting Party in any and all legal actions taken by or brought against the requesting Party to enforce or protect the requesting Party’s rights in and with respect to any patent, trademark, copyright or other intellectual property encompassing or incorporated into any Trillennium Product.

11. LICENSOR’S PRODUCT AND SOFTWARE WARRANTIES; LICENSOR’S REPRESENTATIONS.

11.1. Trillennium Products. Licensor will repair or replace any parts or material contained in any Trillennium Product or Trillennium System or any component thereof found defective as the result of flaws in design or manufacture when reported in writing within one (1) year from the date of sale of the subject Trillennium Product, Trillennium System or any component thereof to Licensee. Once a return authorization is approved and assigned, Trillennium Products, Trillennium Systems or any component thereof to be repaired under this warranty are to be returned to Licensor with shipping charges to be prepaid by the End User, who shall assume all risk and cost of shipping to and from Licensor’s designated point of delivery. In the event that Licensor determines, in its sole judgment and discretion, for purpose of repair, that an on-site inspection is required, this warranty does not cover transportation of factory-trained service personnel to and from the installation site or expenses while there. The foregoing warranty shall be void if the Trillennium Product, Trillennium System or any component thereof in question has been disassembled, tampered with, altered or otherwise damaged, without prior written consent from Licensor, or if considered by Licensor to have been abused or used in abnormal conditions. The foregoing warranty shall constitute the exclusive remedy available to Licensee and its End User and shall be considered a condition of sale and use. Licensor shall not be liable for any loss or damage, including loss of profit or consequential damages, resulting from or attributed to the use of any Trillennium Product, Trillennium System or any component thereof or resulting from a defect in design or manufacture of any Trillennium Product or Trillennium System or any component thereof.

11.2. Product Software. Licensor warrants, for a period of ninety (90) days after delivery of a Trillennium System to an End User, and solely for the benefit of such End User, that the Product Software will perform in all material respects in accordance with the applicable documentation and specifications provided to Licensee by Licensor. Licensor shall make such warranty available to Licensee’s End Users, provided, however, that such warranty shall not apply to any software interface, modification, installation, integration or other software not developed and provided by Licensor. Licensor reserves the right to charge a fee based on time, materials and costs, for all services provided pursuant to any claim under this warranty that Licensor, in its sole discretion, subsequently determines was not caused by a defect in the Product Software.

11.3. Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES PROVIDED IN THIS ARTICLE 11, THE TRILLENNIUM PRODUCTS AND PRODUCT SOFTWARE AND ALL COMPONENTS THEREOF ARE PROVIDED “AS IS.” THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CUSTOM, TRADE, QUIET ENJOYMENT, ACCURACY OF INFORMATIONAL CONTENT, OR SYSTEM INTEGRATION, OR ANY WARRANTIES ARISING UNDER ANY OTHER LEGAL REQUIREMENT. EXCEPT FOR THE EXPRESS WARRANTY IN SECTION 11.2, LICENSOR MAKES NO WARRANTY THAT THE PRODUCT SOFTWARE WILL RUN PROPERLY ON ANY HARDWARE, THAT THE PRODUCT SOFTWARE WILL MEET THE REQUIREMENTS OF LICENSEE OR AUTHORIZED END USERS, WILL OPERATE IN THE COMBINATIONS WHICH MAY BE SELECTED FOR USE BY LICENSEE OR AUTHORIZED END USERS, OR THAT THE SERVICES OR OPERATION OF THE PRODUCT SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE, OR THAT ALL ERRORS WILL BE CORRECTED.

11.4. Licensor’s Representations. Licensor represents, warrants, covenants, and agrees, as follows:
(a) Licensor is the exclusive owner and distributor of the Trillennium System, which currently incorporates thermal imaging cameras manufactured by Mikron Infrared Inc.

(b) Mikron Infrared Inc. is, based upon Licensor’s extensive due diligence, the owner of the proprietary and patented technology incorporated in the thermal imaging cameras it manufactures and as are currently utilized by Licensor in its Trillennium System.

(c) Licensor has the exclusive right to distribute and license the Trillennium System worldwide.

12. INDEMNIFICATION

12.1. Indemnification of Licensee. Licensor shall indemnify, defend and hold harmless Licensee and its officers, directors, employees, stockholders, agents and representatives (collectively, the “Licensee Indemnified Parties”) from and against any loss, liability, obligation, claim, diminution in value, damage, cost or expense, including reasonable attorneys’ fees and disbursements and costs of investigation in connection with any claim, action, suit or proceeding (each a “Loss”) suffered or incurred by, or asserted against, any Licensee Indemnified Party that is attributable to, is based upon, is caused by, results from, or in any way arises from any breach or failure to perform by Licensor of any of its obligations, covenants or agreements set forth in this Agreement.

12.2. Indemnification of Licensor. Licensee shall indemnify, defend and hold harmless Licensor and its officers, directors, employees, stockholders, agents and representatives (collectively, the “Licensor Indemnified Parties” and together with the Licensee Indemnified Parties, the “Indemnified Parties”) from and against any Loss suffered or incurred by, or asserted against, any Licensor Indemnified Party that is attributable to, is based upon, is caused by, results from, or in any way arises from:

(a) any breach or failure to perform by Licensee of any of its obligations, covenants or agreements set forth in this Agreement;

(b) any inaccuracy in or breach of any covenant, agreement, representation or warranty of Licensee contained in this Agreement, and any claim, action, suit or proceeding by any third party alleging facts that if proven would constitute an inaccuracy in or breach of any such covenant, agreement, representation or warranty of Licensee, provided the same is not the result of any fault of Licensor; or

(c) any claim, action, suit or proceeding brought by any third party (including without limitation any governmental entity) in connection with Licensee’s production, distribution, marketing and/or use of any Trillennium System, provided the same is not the result of any fault of Licensor.

12.3. Indemnification Claim Procedure.

(a) Any Indemnified Party seeking indemnification under this Article 12 shall give prompt written notice to the persons against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim by a third party or the discovery of any fact upon which the Indemnified Party intends to base a claim under this Article 12. The delay or failure of any Indemnified Party to provide notice hereunder shall not in any way limit its indemnification rights hereunder except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such claim is actually and materially prejudiced thereby. Any such notice shall describe the facts and circumstances upon which the asserted claim for indemnification is based and shall include the amount of the indemnified Losses (or, if such amount is not then determined, a good faith estimate thereof) and the basis for the determination of the amount of such Losses.

(b) With respect to a third party claim:

   (i) The Indemnifying Party may, if applicable, and at the request of the Indemnified Party shall, participate in and control the defense of any third party claim at its own expense. If the Indemnifying Party elects to assume the defense (whether or not obligated to) of any such claim, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party. If the Indemnifying Party shall fail to defend a third party claim or, if after commencing or undertaking any such defense, shall fail to prosecute or shall withdraw from such defense, the Indemnified Party shall have the right to undertake the defense thereof at the Indemnifying Party’s expense. Notwithstanding the foregoing, if the Indemnifying Party assumes the defense of a third party claim and if the Indemnified Party later determines in good faith that the third party claim is (x) likely to materially adversely affect it or its business in a manner that may not be adequately compensated by money damages or (y) may expose the Indemnified Party to potential obligations or Losses that may not be fully satisfied by the Indemnifying Party, then the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim. If the Indemnified Party shall so assume the exclusive right to defend, compromise, or settle such claim as it relates to the Indemnified Party’s liability only, all attorneys’ fees and other expenses incurred by the Indemnified Party in the defense, compromise or settlement of such claim shall be at the Indemnifying Party’s expense.

   (ii) The Party controlling the defense of any third party suit, action or proceeding shall keep the other Party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other Party with respect thereto.

   (iii) The Indemnifying Party shall not settle any third party claim without the consent (which consent shall not be unreasonably withheld or delayed) of the Indemnified Party if any relief, other than the payment of money damages which the Indemnifying Party shall be obligated to pay in full, would be granted against the Indemnified Party or its Affiliates by such settlement or if the Indemnified Party would be liable to the third party for any portion of such settlement.

12.4. LICENSOR’S TRADEMARKS AND TRADENAMES. Licensor owns numerous trademarks and trade names (“Trillennium Marks”), including but not limited to the Trillennium® trademark and trade name. This Agreement does not confer or grant to Licensee any right or license to use Trillennium Marks. Licensee expressly covenants and agrees that it shall not use any of the Trillennium Marks for any purpose without first obtaining Licensor’s written consent to do so.

13. DEFAULT; TERMINATION.

13.1. Events of Default. Each of the following shall constitute an Event of Default:

(a) There shall occur any failure by Licensee to pay, when due, any sum due and owing with respect to the purchase of Trillennium Systems or any components thereof, it being expressly understood and agreed that Licensee’s payment obligation hereunder arises only with respect to Trillennium Products, Trillennium Systems or any components thereof actually ordered and not as the result of any failure to order regardless of whether Licensee has satisfied its minimum purchase requirements as set forth in paragraphs 7.1 or 7.2 hereinabove; or

(b) Any covenant, representation or warranty made by Licensee or Licensor in this Agreement shall prove to have been untrue or incorrect in any material respect; or

(c) Licensee shall fail to perform any of the agreements or obligations imposed upon it pursuant to this Agreement, provided, however, that Licensee’s failure to comply with the purchase obligations set forth in Article 7 hereof shall not constitute or be deemed to be an Event of Default which would entitle Licensor to exercise any of the remedies specified in Section 13.2 hereof; or

(d) Licensor shall fail to perform any of the agreements or obligations imposed upon it pursuant to this Agreement; or

(e) Licensee or Licensor shall

(i) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of all or of a substantial part of its assets;

(ii) admit in writing its inability, or be generally unable, to pay its debts as the debts become due;

(iii) make a general assignment for the benefit of its creditors;

(iv) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect); or

(v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the federal Bankruptcy Code, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

(f) An involuntary petition or complaint shall be filed against Licensee or Licensor seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervener or liquidator of Licensee, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within 60 days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions.

13.2. Rights and Obligations upon Licensee’s or Licensor’s Default. Upon the occurrence of any of the Events of Default specified below, Licensor or Licensee, as the case may be, shall have the following rights and obligations:

(a) Upon occurrence of an Event of Default specified in Sections 13.1(a), (e) or (f), to terminate this Agreement immediately upon the giving of notice thereof to the non-defaulting Party.

(b) Upon occurrence of an Event of Default specified in Section 13.1(b), (c) or (d), to terminate this Agreement on the fifteenth (15th) day after notice of such termination shall be given to Licensee or Licensor, as the case may be, unless within such period of time, the defaulting Party shall have cured the Default specified in such notice.

(c) Termination of this Agreement shall not release the defaulting Party from the obligation to make payment of all amounts then or thereafter due and payable to Licensor hereunder.

(d) Licensor shall have the right at its option to cancel any or all accepted purchase orders which provide for delivery after the effective date of any such termination.

14. CONFIDENTIALITY. Licensee and Licensor both acknowledge a duty of care to each other. Each Party’s trade secrets and business information, including but not limited to customer lists, management information, and strategies and plans, that become known to the other are to be treated as confidential, are to be used solely in connection with the performance of this Agreement, and are not to be disclosed to anyone other than Licensee’s or Licensor’s officers and employees, as the case may be, who require access to the confidential information to perform their obligations under this Agreement. On termination of this Agreement, each Party shall deliver to the other all confidential information and materials and all copies thereof. The duty of confidentiality will survive the termination of this Agreement.

15. SUSPENSION OF PERFORMANCE. Whenever a Party’s performance of its obligations, other than those obligations involving payments for goods delivered, are substantially impaired by reason of circumstances beyond the reasonable control of such Party, including but not limited to failures or delay caused by the other Party, acts of God (including without limitation, flood or earthquake), war, embargo, strike, labor disturbance, riot, public disorder, terrorism, catastrophes of fire or explosion, local or foreign laws or regulations not existing at the time of execution of this Agreement, inability, beyond the party’s ability to control, to secure materials or transportation facilities, or the intervention of any governmental authority, then such performance will be excused during the course of such events and for a reasonable time thereafter. To assert the right to suspend performance, a Party must provide notice to the other Party within seven (7) days of the event justifying the suspension. The Parties will make commercially reasonable efforts to minimize the impact of such events, and the party receiving such notification shall be entitled to suspension of its performance during such period of interruption.

Additionally, Licensor agrees that it shall notify Licensee within three (3) business days of its receipt of any impending or threatened interruption in the supply of any components, which would impair Licensor’s ability to deliver Trillennium Systems in accord with the terms of this Agreement.

16. DISPOSITION PERIOD. If this Agreement is terminated for any reason, Licensee will have One Hundred Twenty (120) days to dispose of its remaining inventory of Trillennium Products or Trillennium Systems or any components thereof in a manner consistent with the terms of this Agreement. If Licensee is unable to sell all remaining inventory within this period, Licensor will make reasonable efforts to find a third party buyer or otherwise dispose of the inventory.

17. GOVERNING LAW. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Ohio to be applied.

18. SUBMISSION TO JURISDICTION. Each of the Parties to this Agreement:

(a) submits to the personal jurisdiction of the courts of the State of Ohio in Lucas County or the United States District Court for the Northern District of Ohio located in Toledo, Ohio, in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement;

(b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court;

(c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and

(d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court.

Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party hereto may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 19. Nothing in this Section 18, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

19. NOTICES. All notices, and other communications required in this Agreement will be in writing and will be sent by certified mail, postage prepaid, return receipt requested, by a recognized international courier service or by electronic communication. Notices will be sent to the addresses shown at the beginning of this Agreement, or to any other address a Party may designate by notice in accordance with this Section. Notices will be deemed delivered when (a) the return receipt is signed, delivery is refused, or the notice is designated by the postal authority as not deliverable; (b) on the date of delivery recognized by an international courier service; (c) or on the date of transmission if sent by electronic communication. Notwithstanding the above, electronic notices and Purchase Orders sent to Licensor will only be deemed delivered when their delivery or acceptance is formally acknowledged by return notice from Licensor to Licensee.

20. INDEPENDENT CONTRACTOR. Nothing herein shall be deemed to constitute Licensor and Licensee as partners or otherwise associated in or with the business of the other. Licensee is and will always remain an independent contractor and neither Party shall be liable for any debts, obligations, or liabilities of the other. Neither Party is authorized to incur debts or other obligations of any kind on the part of or as agent for the other. It is expressly recognized that no fiduciary relationship exists between the Parties.

21. WAIVERS. The failure or delay of either Party to require performance by the other of any provision of this Agreement will not affect the right of that Party to require performance of that provision or to exercise any right, power, or remedy under this Agreement. A waiver regarding a breach of a provision of this Agreement is not to be construed as a waiver of any continuing or succeeding breach of that provision, a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement.

22. SURVIVAL. All agreements, representations, and warranties made in this Agreement or made in writing pursuant to this Agreement will survive the termination or execution and delivery of this Agreement and the consummation of the transactions contemplated herein and hereby.

23. SEVERABILITY. If any provision of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, only that provision will be deemed omitted to the extent it is contrary, prohibited, or invalid, and the remainder of the Agreement will be given full force and effect so long as the Agreement does not then fail in its essential purpose or purposes. The Parties agree that they will negotiate in good faith to replace any invalid or unenforceable provision or provisions with suitable provisions to maintain the economic purposes and intentions of this Agreement.

24. BINDING EFFECT. The terms and provisions of this Agreement are binding upon and shall inure to the benefit of the Parties, their respective legal representatives, successors, and permitted assigns.

25. AMENDMENTS; SCHEDULES. This Agreement and the Schedules annexed hereto may only be amended by a writing that makes specific reference to this Agreement and that is signed by the Party against whom enforcement is sought.

26. ASSIGNMENT. Licensee shall not assign this Agreement, or delegate its obligations hereunder without first having received Licensor’s consent thereto.

27. AUTHORITY AND LEGAL COMPLIANCE. Licensor represents and warrants that it has the full and unrestricted legal authority to enter into and perform all of its obligations as set forth herein and further that it shall comply with all applicable laws, rules and regulations applicable to this Agreement and its relationship with Licensee.

 IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year written above.

“Licensor”	Trillennium Medical Imaging, Inc.

By: /s/ John Antonio Name: John Antonio Title: President and C.E.O.

“Licensee”	Maclath LTDA

By: /s/ Seth Bogner Name: Seth Bogner Title: Managing Director

Schedule A
Trillennium Products

The following models of Licensor’s thermal imaging cameras and any equivalent or future models marketed by Licensor in replacement thereof during the Term of the Agreement, and the Renewal Term, if applicable, are designated as Trillennium Products for purposes of the Agreement:

All Trillennium thermal imaging cameras

Model 7500
Model 7800

(End of Schedule A)

Schedule B
Fields of Use

Medical and Veterinary applications

(End of Schedule B)

Schedule C
Consideration

(a) Within one (1) business day following Licensee’s receipt of an original of this Agreement executed by Licensor (the “First Payment Date”), Licensee shall pay to Licensor’s order, in immediately available funds, the principal sum of Seventy-Five Thousand Dollars ($75,000), and within five (5) business days after the First Payment Date, Licensee shall pay to Licensor’s order, in immediately available funds, the principal sum of Twenty-Five Thousand Dollars ($25,000) ..

(b) No later than sixty (60) days after the First Payment Date, Licensee shall pay to Licensor’s order, in immediately available funds, the principal sum of One Hundred and Twenty-Five thousand Dollars ($125,000).

(c) Unless otherwise extended in accordance with the terms hereof, Licensee shall, no later than ninety (90) days after the First Payment Date, pay to Licensor’s order, in immediately available funds, the principal sum of  Two Million Six Hundred and Fifty Thousand Dollars ($2,650,000).

(d) Provided Licensee is not in default of any of the terms and conditions of this Agreement and further provided that Licensee gives Licensor no less than ten (10) days’ written notice in each instance of its election to extend pursuant to this paragraph, Licensee may extend the deadline for payment of the balance of Two Million Six Hundred and Fifty Thousand Dollars ($2,650,000) due pursuant to paragraph (d) above as follows:

i.	by payment to Licensor’s order, in immediately available funds, of the principal sum of One Hundred and Twenty-Five Thousand Dollars ($125,000) for an initial thirty (30) day extension;
ii.	by payment to Licensor’s order, in immediately available funds, of the principal sum of One Hundred and Fifty Thousand Dollars ($150,000).for a second thirty (30) day extension;

iii.	by payment to Licensor’s order, in immediately available funds, of the principal sum of One Hundred and Fifty thousand Dollars ($150,000). for a third thirty (30) day extension.

Licensor understands and agrees that each of the extension payments described in the preceding subparagraphs (e)(i) through (e)(iii), inclusive, shall be credited against the Two Million Six Hundred and Fifty Thousand Dollars ($2,650,000)  due pursuant to paragraph (d) above.

    (e)Failure to make all payments in full pursuant to paragraphs (a) through (d) above when due, except as may be extended only in accord with paragraph (e) above, shall be considered an Event of Default and all of Licensee’s rights under this Agreement shall terminate without recourse against Licensor or right to refund of any payments or deliveries made to Licensor; provided, however, that such termination shall not be effective unless and until Licensor has in each such instance served Licensee with not less than ten (10) days’ written notice of default and a right to cure such default within such notice period, and Licensee has failed to cure the default within such cure period.

    (f) In addition to the payments of monies due Licensor as set forth in paragraphs (a) through (d) above, Licensee shall issue to Licensor’s order, no later than the First Payment Date, such quantity of shares of Licensee’s voting, restricted and unregistered common stock (the “Licensee Shares”) as required to constitute, in the aggregate, a total value of * based on the average closing price per share of Licensee’s registered common stock for the first five (5) days of public trading thereof.

Schedule C
Page Two

(g) Licensor understands and agrees that when the Licensee Shares become eligible for lifting of restriction and resale in the open market, Licensor shall sell no more than Twenty Million Dollars ($20,000,000) of the total number of shares issued pursuant to the preceding paragraph (g) in any one (1) calendar month. In furtherance of this paragraph, Licensor agrees to execute and deliver to Licensee such leakout agreements from time to time as Licensee may require in furtherance of Licensee’s strategic operating plans.

(h) Failure to make delivery of all shares of stock in accordance with the foregoing paragraph (g) of this Schedule C shall be considered an Event of Default and all of Licensee’s rights under this Agreement shall terminate without recourse against Licensor or right to refund of any payments or deliveries made to Licensor, provided, however, that such termination shall not be effective unless and until Licensor has served Licensee with not less than ten (10) days’ written notice of default and a right to cure such default within such notice period, and Licensee has failed to cure the default within such cure period.

(End of Schedule C)